FOR IMMEDIATE RELEASE Guardion Health Sciences, Inc. 15150 Avenue of Science, Ste. 200 San Diego, CA 92128 Ph 858.605.9055; Fax 858.630.5543 www.guardionhealth.com

Guardion Health Sciences Acquires
the NutriGuard Brand of Products

San Diego, California – September 23, 2019 – Guardion Health Sciences, Inc. (“Guardion” or the “Company”) (NASDAQ: GHSI), through its newly-formed wholly-owned subsidiary, NutriGuard Formulations, Inc., has acquired certain assets of NutriGuard Research, Inc. (“NutriGuard”). This acquisition, which was effective as of September 20, 2019, provides a direct-to-consumer (“DTC”) capability for the Company. Guardion is a leader in the field of ocular health technologies and products.

NutriGuard formulates high-quality, scientifically-credible nutraceuticals, which are designed to supplement consumers’ diets and assist in treating/preventing diseases, with a goal of becoming a globally-respected and physician-preferred nutraceuticals brand. NutriGuard has been in business for over 30 years. NutriGuard not only uses pharmaceutical standards to establish the safety and efficacy of the products it develops and markets, but it also maintains that commitment through rigorous manufacturing and quality assurance programs. Guardion’s vision is to increase NutriGuard’s existing customer base and build on its product platform by making NutriGuard products available to patients directly and through recommendations by their physicians.

Guardion acquired specified assets of the NutriGuard brand, including trademarks, copyrights and other intellectual property, and assumed certain liabilities of NutriGuard in exchange for a royalty fee to be paid to NutriGuard upon meeting certain financial performance metrics from the sale of NutriGuard’s brand of products. In conjunction with the transaction, the founding shareholder of NutriGuard, Mark McCarty, is entering into a consulting agreement with NutriGuard Formulations, Inc., pursuant to which Mr. McCarty will provide consulting services to, and serve as the Director of Research of, NutriGuard Formulations, Inc., which will help Guardion integrate DTC capabilities into its operations.

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Mr. McCarty commented, “I am very excited about joining forces with Guardion. We are seeing increasing numbers of physicians becoming educated on the value of rational nutraceutical supplementation. Additionally, more and more research studies on the health benefits of nutritional supplements are being published in respected medical journals. With significant clinical data and product-specific scientific evidence now available, many doctors are looking for ways to incorporate therapeutic doses of key supplements into their patients’ standard care.”

Michael Favish, Guardion’s CEO and founder, added, “We believe that the NutriGuard acquisition marks just the beginning of the expansion of Guardion’s nutraceutical portfolio. This will enable us to market directly to consumers as well as to their doctors. We are delighted to welcome Mr. McCarty as the Director of Research of NutriGuard Formulations, Inc., and we look forward to working with him as we continue to advance the NutriGuard brand and support our doctor partners and the patients that they serve.”

A more complete description of the transaction, including a copy of the transaction documents, is filed in a Current Report on Form 8-K with the Securities and Exchange Commission and is available at www.sec.gov.

About Guardion Health Sciences, Inc.

Guardion is an ocular health sciences company that develops, formulates and distributes condition-specific medical foods supported by evidence-based protocols, with an initial medical food product that addresses a depleted macular protective pigment, a known risk factor for age-related macular degeneration (“AMD”), and a significant component of functional vision performance. Guardion Health Sciences, Inc. has also developed a proprietary medical device, the MapcatSF®, which accurately measures the macular pigment density, therefore providing the only two-pronged evidence-based protocol for the treatment of a depleted macular protective pigment.

About VectorVision®

VectorVision® specializes in the standardization of contrast sensitivity, glare sensitivity, low contrast acuity, and ETDRS acuity vision testing. Its patented standardization system provides the practitioner or researcher the ability to delineate very small changes in visual capability, either as compared to the population or from visit to visit. VectorVision®’s CSV-1000 device is considered the standard of care for clinical trials. VectorVision® is a wholly-owned subsidiary of Guardion.

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Forward-Looking Statement Disclaimer

Certain statements in this press release are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These statements involve unknown risks and uncertainties that may individually or materially impact the matters discussed herein for a variety of reasons that are outside the control of the Company, including, but not limited to, the Company’s ability to raise sufficient financing to implement its business plan and its ability to successfully develop and commercialize its proprietary products and technologies. Readers are cautioned not to place undue reliance on these forward-looking statements, as actual results could differ materially from those described in the forward-looking statements contained herein. Readers are urged to read the risk factors set forth in the Company’s under the caption “Risk Factors” in the Company’s’ Annual Report on Form 10-K for the year ended December 31, 2018 and the Company’s other filings made with SEC, which are available at the SEC’s website (www.sec.gov). Forward-looking statements included herein are made as of the date hereof, and the Company does not undertake any obligation to update publicly such statements to reflect subsequent events or circumstances.

Investor Relations Contact:

Michael Porter

Porter, LeVay & Rose

Telephone: (212) 564-4700

E-mail: matthew@plrinvest.com

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